Exhibit 99.1

CMS Energy Announces First Quarter Results for 2025, Reaffirms
2025 Adjusted EPS Guidance

JACKSON, Mich., April 24, 2025 – CMS Energy announced today reported earnings per share of $1.01 for the first quarter of 2025, compared to $0.96 per share for 2024. The company’s adjusted earnings per share for the first quarter were $1.02, compared to $0.97 per share for 2024.

CMS Energy reaffirmed its 2025 adjusted earnings guidance of $3.54 to $3.60 per share (*See below for important information about non-GAAP measures) and long-term adjusted EPS growth of 6 to 8 percent, with continued confidence toward the high end.

“Results from the first quarter show we are on track to deliver operationally and financially for 2025,” said Garrick Rochow, President and CEO of CMS Energy and Consumers Energy. “A constructive outcome in our electric rate case in March, which supports needed investments in our electric Reliability Roadmap; sustained momentum on the economic development front; and steady progress on a variety of customer investment projects in our electric and gas systems together support our triple bottom line of people, planet and prosperity.”

CMS Energy (NYSE: CMS) is a Michigan-based energy provider featuring Consumers Energy as its primary business. It also owns and operates independent power generation businesses.

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CMS Energy will hold a webcast to discuss its 2025 first quarter results and provide a business and financial outlook on Thursday, April 24 at 9:30 a.m. (EDT). To participate in the webcast, go to CMS Energy’s homepage (cmsenergy.com) and select “Events and Presentations.”

Important information for investors about non-GAAP measures and other disclosures.

This news release contains non-Generally Accepted Accounting Principles (non-GAAP) measures, such as adjusted earnings. All references to net income refer to net income available to common stockholders and references to earnings per share are on a diluted basis.

Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, business optimization initiative, changes in accounting principles, voluntary separation program, changes in federal tax policy, regulatory items from prior years, unrealized gains or losses from mark-to-market adjustments, recognized in net income related to NorthStar Clean Energy's interest expense, or other items. Management views adjusted earnings as a key measure of the company's present operating financial performance and uses adjusted earnings for external communications with analysts and investors. Internally, the company uses adjusted earnings to measure and assess performance. Because the company is not able to estimate the impact of specific line items, which have the potential to significantly impact, favorably or unfavorably, the company's reported earnings in future periods, the company is not providing reported earnings guidance nor is it providing a reconciliation for the comparable future period earnings. The company's adjusted earnings should be considered supplemental information to assist in understanding our business results, rather than as a substitute for the reported earnings.

This news release contains "forward-looking statements." The forward-looking statements are subject to risks and uncertainties that could cause CMS Energy's and Consumers Energy's results to differ materially. All forward-looking statements should be considered in the context of the risk and other factors detailed from time to time in CMS Energy's and Consumers Energy's Securities and Exchange Commission filings.

Investors and others should note that CMS Energy routinely posts important information on its website and considers the Investor Relations section, www.cmsenergy.com/investor-relations, a channel of distribution.

Media Contacts: Katie Carey, 517/740-1739

Investment Analyst Contact: Travis Uphaus, 517/817-9241

CMS ENERGY CORPORATION

Consolidated Statements of Income

(Unaudited)

	In Millions, Except Per Share Amounts
	Three Months Ended
	3/31/25	3/31/24

Operating revenue	$2,447	$2,176

Operating expenses	1,953	1,764

Operating Income	494	412

Other income	50	86

Interest charges	186	177

Income Before Income Taxes	358	321

Income tax expense	63	58

Net Income	295	263

Loss attributable to noncontrolling interests	(9)	(24)

Net Income Attributable to CMS Energy	304	287

Preferred stock dividends	2	2

Net Income Available to Common Stockholders	$302	$285

Diluted Earnings Per Average Common Share	$1.01	$0.96

CMS ENERGY CORPORATION
Summarized Consolidated Balance Sheets

(Unaudited)

	In Millions
	As of
	3/31/25	12/31/24
Assets
Current assets
Cash and cash equivalents	$465	$103
Restricted cash and cash equivalents	61	75
Other current assets	2,256	2,612
Total current assets	2,782	2,790
Non-current assets
Plant, property, and equipment	27,903	27,461
Other non-current assets	5,610	5,669
Total Assets	$36,295	$35,920

Liabilities and Equity
Current liabilities (1)	$1,920	$2,261
Non-current liabilities (1)	8,486	8,345
Capitalization
Debt and finance leases (excluding securitization debt) (2)	16,308	15,866
Preferred stock and securities	224	224
Noncontrolling interests	588	518
Common stockholders' equity	8,111	8,006
Total capitalization (excluding securitization debt)	25,231	24,614
Securitization debt (2)	658	700
Total Liabilities and Equity	$36,295	$35,920

(1) Excludes debt and finance leases.

(2) Includes current and non-current portions.

CMS ENERGY CORPORATION

Summarized Consolidated Statements of Cash Flows

(Unaudited)

	In Millions
	Three Months Ended
	3/31/25	3/31/24

Beginning of Period Cash and Cash Equivalents, Including Restricted Amounts	$178	$248

Net cash provided by operating activities	1,000	956
Net cash used in investing activities	(918)	(637)
Cash flows from operating and investing activities	82	319
Net cash provided by financing activities	266	294

Total Cash Flows	$348	$613

End of Period Cash and Cash Equivalents, Including Restricted Amounts	$526	$861

CMS ENERGY CORPORATION
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

	In Millions, Except Per Share Amounts
	Three Months Ended
	3/31/25		3/31/24

Net Income Available to Common Stockholders	$302		$285
Reconciling items:
Other exclusions from adjusted earnings**	3		4
Tax impact	(1)		(1)
Voluntary separation program	-		*
Tax impact	-		(*	)

Adjusted net income – non-GAAP	$304		$288

Average Common Shares Outstanding - Diluted	299.1		297.2

Diluted Earnings Per Average Common Share
Reported net income per share	$1.01		$0.96
Reconciling items:
Other exclusions from adjusted earnings**	0.01		0.01
Tax impact	(*	)	(*	)
Voluntary separation program	-		*
Tax impact	-		(*	)

Adjusted net income per share – non-GAAP	$1.02		$0.97

* Less than $0.5 million or $0.01 per share.
** Includes restructuring costs and business optimization initiative.

Management views adjusted (non-Generally Accepted Accounting Principles) earnings as a key measure of the Company's present operating financial performance and uses adjusted earnings for external communications with analysts and investors.  Internally, the Company uses adjusted earnings to measure and assess performance.  Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, business optimization initiative, changes in accounting principles, voluntary separation program, changes in federal tax policy, regulatory items from prior years, unrealized gains or losses from mark-to-market adjustments, recognized in net income related to NorthStar Clean Energy's interest expense, or other items.  The adjusted earnings should be considered supplemental information to assist in understanding our business results, rather than as a substitute for reported earnings.